Exhibit 99.1
STAAR SURGICAL REPORTS SIGNIFICANT FIRST QUARTER PROGRESS

Substantial Improvements in Gross Margin Percentage and Operating Expense Reductions
U.S. Visian ICL® Revenues Increase 24%
 Cash Used in Operations Reduced to $448,000
Net Loss Reduced to $1.7 Million: Adjusted EBITDA of $384,000

MONROVIA, CA, May 5, 2009 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported significant progress for the first quarter ended April 3, 2009 reflecting the continued successful execution of key strategies.

First Quarter Financial Highlights

-	Global sales for the first quarter were $18.3 million, a 5% increase over the first quarter of 2008 on a constant currency basis, and a 2% increase on a GAAP reporting basis.
-
International sales achieved 9% growth year-over-year on a constant currency basis and 5% growth on a GAAP reporting basis.  International sales totaled $14.0 million versus $13.4 million reported in the same period for 2008.

-
U.S. sales declined by 6% to $4.2 million compared with the same period in 2008 due to a 33% decline in other product sales and an 8% decline in IOL sales.   These declines were partially offset by a 24% increase in U.S. Visian ICL sales.

-
Gross profit margin rose to 57%, a 13 percentage point improvement over the 43% gross margin reported for the first quarter of 2008.  Excluding the impact of charges for the acquisition of STAAR Japan in 2008, gross margin in the first quarter improved 500 basis points.  The U.S. reported a 10% percentage point gross profit improvement, while international operations reported a 200 basis point improvement, led by STAAR Japan with a 700 basis point improvement.

-
Operating expenses declined by $5.0 million, or 30%, when compared to the $16.5 million reported for the first quarter of 2008.  Excluding the impact of the STAAR Japan acquisition in 2008, expenses during the first quarter declined by $1.2 million, or 9% compared to the prior year period.  Operating expense as a percentage of total revenue dropped to 63% compared to 92% reported for the prior year quarter, or 70% in the prior year quarter when acquisition charges are excluded.

-
Operating loss improved by $7.6 million, which is an 87% decrease over the $8.7 million loss reported in 2008.  Operating loss improved $2.2 million, or 66%, when acquisition charges in 2008 are excluded.

-
Cash used in operating activities decreased to $448,000 from the $3.4 million used in the first quarter of 2008, representing a $3.0 million improvement.  Cash used in operating activities during the fourth quarter of 2008 was $991,000.

First Quarter Visian ICL Highlights

-	Global Visian ICL® sales grew to $5.1 million, which is an 18% increase over the $4.3 million reported in same period of the prior year.
-	U.S. Visian ICL sales grew by 24% to $1.4 million, compared to $1.1 million in 2008.
-
The Visian ICL was highlighted in a major media story about Steve Holcomb, the captain of the Gold Medal Winning U.S. Olympic Men’s Bobsled Championship Team.  Prior to receiving the Visian ICL his poor vision had almost forced him out of the sport.  Television news and other media across the country featured the product during the quarter, with coverage in at least eight different states.

-
In the U.S. the Company reached the level of 40 Visian ICL “Advocates,” which was the target for year-end 2008.  The total number of “Regular Users” increased by 18% compared to the average during the course of 2008, while the volume per Regular Users increased by 29% over this same period.

-	International Visian ICL sales grew to $3.7 million which is a 17% increase compared to the $3.2 million sales reported in the prior year.
-	Revenue grew in several key countries, including Korea at 33% growth, India at 201%, Japan at 17%, Spain at 16%, France at 92% and the U.K. 19%.

Recent Cataract Highlights

-
Global IOL sales increased by 3% while the non IOL portion of cataract sales declined by 12%, reflecting the strategy in the U.S. to deemphasize product lines that have historically yielded low gross margins.

-
International IOL sales grew to $6 million, which is a 7% increase over sales of $5.6 million in the prior year. During the quarter preloaded IOL sales increased by 13% over prior year, and sales in STAAR Japan increased by 26%.

-
U.S. IOL sales declined by 8% for the quarter, despite the fact that during the first two months sales were flat compared to the prior year.  Unit volume of low margin IOLs decreased as the Company continued its strategy to deemphasize low margin product lines.  Decreased sales of low margin IOLs were largely offset by increased average selling prices of NTIOL products.

-
The announced release of the Afinity™ Collamer Aspheric Single Piece New Technology Intraocular Lens (NTIOL), the third STAAR IOL lens with NTIOL designation should provide additional momentum for the U.S. market.  This lens upgrades and will ultimately replace STAAR’s most popular spherical IOL.  As a result of this on-going strategy, IOL margins should continue to increase in the U.S.

-	Members of the Collamer Accommodating Study Team began implanting the Afinity™ Collamer Aspheric Single Piece IOL the week of April 20th.

“Results for the first quarter compared to the period one year ago clearly demonstrate our continued execution of announced strategies,” said Barry G. Caldwell, President and CEO of STAAR Surgical.  “Though I would have liked to have seen higher revenue, we have focused our sales and marketing resources on our highest margin product lines, which negatively impacted revenue growth, but led to the continued improvement in our gross margin.  Due to a manufacturing issue, now behind us, our gross margin was temporarily reduced by approximately 130 basis points during the first quarter.  At the same time, we have continued to focus on significantly lowering our operating expenses globally.  Those efforts have resulted in the reduction of cash used in operations during the quarter to $448,000 from $3.4 million in the prior period.   Despite significant legal expenses, we generated adjusted EBITDA of $384,000 during the first quarter.  Our net operating loss was $1.1 million for the quarter including non-cash expenses of $1.5 million and legal expenses of $0.7 million.

“During the quarter, we believe we made progress on the key regulatory approvals we are seeking in Japan and the U.S. for the Visian ICL and Visian Toric ICL.  While we didn’t generate cash during the quarter as was our goal, we did significantly reduce cash used in operations by 87% from the first quarter of 2008, and 55% from the fourth quarter of 2008.  Given that the first quarter is typically our most challenging quarter from a cash from operations perspective, we continue to believe we will generate cash from operations for the full year, continue to improve overall gross margin, decrease operating expense and move to profitability,” added Mr. Caldwell.

Financial Performance for the First Quarter Ended April 3, 2009

Total product sales for the quarter were $18.3 million, representing a 5% increase on a constant currency basis, and a 2% increase over the $18.0 million sales as reported for the first quarter of 2008.  Total international sales increased to $14.0 million a 9% rise on a constant currency basis and a 5% rise when compared to the $13.4 million reported in the prior year period.  STAAR Japan sales grew 10% on a constant currency basis, and 26% on a GAAP reporting basis.  Total U.S. sales for the first quarter were $4.2 million, a 6% decrease compared with sales of $4.5 million last year.  U.S. Visian ICL sales grew 24% to $1.4 million, while U.S. IOL sales declined 8% to $2.2 million.

Gross profit for the first quarter was $10.3 million, or 57% of revenue, compared with $7.8 million, or 43% of revenue, in the prior year period.  The gross margin for the first quarter of 2008 was negatively impacted by costs associated with the acquisition of the remaining interests of STAAR Japan.  Excluding these costs, gross margin during the first quarter of 2008 was 52%, resulting in a 500 basis point improvement when compared with 2009.  The increase in gross margin was due to the Company’s sales and marketing focus on higher margin products such as ICLs, Preloaded IOLs and NTIOLs and the corresponding decrease in lower margin product sales. Gross margin during the quarter reflects the negative impact of a manufacturing process issue that has since been resolved.

General and administrative expenses for the quarter were $4.3 million, a decrease of 4% when compared with $4.4 million last year. The decrease resulted from across the board cost reduction efforts implemented during 2008, which were largely offset by legal expenses during the quarter. Legal expenses were approximately $700,000 for the quarter, which included the cost of trial in the Parallax case.

Marketing and selling expenses for the first quarter dropped approximately $700,000 to $5.8 million versus $6.5 million in 2009. This 11% decrease was due to reduced salaries, travel, commissions and consulting fees in the U.S. and reduced promotional activities internationally.

Research and development expenses for the quarter were $1.4 million, an 18% decline compared with the first quarter of 2008.  The decrease was due to reduced expenses and reorganization of the Regulatory and Clinical Affairs area, as well as more focused use of resources as we rationalize our global research and development activities.

Net loss for the first quarter ended April 3, 2009 totaled $1.7 million, or $0.06 per common share.  For the same period in 2008, the Company reported a net loss of $8.9 million, or $0.30 per common share.  Non-cash charges for the first quarter of 2009 and 2008 totaled $1.5 million and $5.5 million, respectively.  Approximately $5.4 million of the first quarter 2008 net loss was due to purchase accounting charges in the acquisition of STAAR Japan.

On April 3, 2009, the Company had total cash of $3.7 million versus $5.0 million at January 2, 2009.   During the quarter, cash used in operations totaled $448,000 compared with $3.4 million in the first quarter of 2008, $2.8 million in the second quarter of 2008, $1.1 million in the third quarter of 2008 and approximately $1.0 million in the fourth quarter of 2008.

Litigation updates

In the Parallax Medical System, Inc. litigation in the Orange County Superior Court of the State of California, the Company has filed a Motion for Judgment Notwithstanding the Verdict (JNOV) and a Motion for a New Trial.  The court has tentatively set a date of May 8 to hear arguments on these motions.  After the court has ruled and entered final judgment, the Company will have 30 days to file an appeal, then an additional 10 days to post an appeal bond covering the judgment.  In the Scott Moody, Inc. litigation, which is before a different judge in the Orange County Superior Court, STAAR’s lead attorney, Mark A. Borenstein, has been appointed to a judgeship in the Los Angeles County Superior Court by Governor Schwarzenegger. The Company has engaged Callahan & Blaine, a prominent Orange County law firm, to assume representation in the Moody case.  STAAR will request a continuance so the new firm has adequate time to prepare for trial.

Conference Call
The Company will host a conference call and webcast on Tuesday, May 5, 2009 at 4:30 p.m. Eastern Time to discuss the Company’s first quarter and current corporate developments.  The dial-in number for the conference call is 800-762-8908 for domestic participants and 480-629-9031 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days.  This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4058578#.  To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com.  An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma.  Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 50 countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following:  projections of earnings, revenue, sales, cash or other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; strategies or objectives; prospects for appeal of the adverse verdict in the Parallax litigation; continued growth of the ICL, TICL or other products in the U.S. or international markets; expected cost savings; our future performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to satisfy any final judgment in the Parallax case or post an appeal bond, and the resulting effect on our liquidity, our limited capital resources and limited access to financing, the need to defend other litigation similar to the Parallax case and to satisfy judgment in the event of an adverse ruling in that case, for which we have taken no reserve, the effect the global recession may have on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the challenge of managing our foreign subsidiaries, the risk that we will not succeed in introducing improved products that restore the profitability of our U.S. IOL product line, our ability to resolve FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S.

STAAR currently lacks the cash to satisfy the final judgment expected to result from the $4.9 million verdict in the Parallax case (the “Judgment”), or to fund the bond necessary to pursue appeal.  Execution of judgment is currently stayed until 40 days after entry of final judgment; if STAAR cannot satisfy the Judgment or post an appeal bond before the stay expires, STAAR could be required to petition for protection under federal bankruptcy laws, which could further impair its financial position and liquidity, and would likely result in a default under STAAR’s $5 million senior secured promissory note held by Broadwood Partners, L.P.  If it becomes likely that STAAR will not be able to satisfy the Judgment or post an appeal bond before the stay expires, STAAR will likely be required to reclassify its indebtedness under the promissory note as current indebtedness, which could adversely affect third-party assessments of STAAR’s creditworthiness.  STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2009, the Parallax verdict, along with STAAR’s history of recurring losses, negative cash flows and limited access to capital has raised substantial doubt regarding STAAR’s ability to continue as a going concern.  The preliminary financial information provided with this press release has been prepared assuming STAAR Surgical will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  This preliminary financial information does not include any adjustments that might result from the outcome of this uncertainty.

Use of Non-GAAP Information
This news release presents selected items from the Company’s Condensed Consolidated Statements of Operations as reported in accordance with U.S. generally accepted accounting principles (“GAAP”), and also on a non-GAAP basis after excluding certain non-recurring expenses, and excluding changes in currency.  Additionally, this news release contains a discussion of Adjusted EBITDA which is also a non-GAAP measure of performance.   None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies.

The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation and amortization.  “Adjusted EBITDA” refers to EBITDA before stock-based compensation expense and purchase accounting charges.  This non-GAAP measure is used by management and the Company’s Board of Directors to evaluate the Company’s progress towards profitability and positive cash flows.  The Company believes this measure of performance might also be useful to investors for the same reasons.  Adjusted EBITDA is presented in the table below.

When reviewing financial information to assess the effectiveness of initiatives to enhance long-term performance by reducing expenses, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends.  In the 2008 fiscal year, the Company’s results were significantly affected by the following non-recurring expenses classified in the GAAP reconciliation table as “purchase A/C [accounting] charges”:  a $1.5 million purchase accounting charge related to inventory purchased in the acquisition of STAAR Japan, Inc. and a $3.8 million charge for the settlement of a pre-existing distribution arrangement in connection with the STAAR Japan, Inc. acquisition.  Because the effect of purchase accounting charges can overwhelm the effect of meaningful trends in the Company’s business performance, management evaluates its performance excluding these non-recurring items.  The Company believes that this non-GAAP measure is also helpful to investors in discerning underlying trends.  The table below shows the effects of the excluded non-recurring items.

The Company conducts a significant part of its activities outside the U.S.  It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros.  The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars.  When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses to dollars at the weighted average of exchange rates in effect during the period.  As a result, the Company’s reported performance may be significantly affected by currency fluctuations. In order to compare the Company’s performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.  Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals.  The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company’s performance without the external effect of changes in relative currency values.  The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-896-6820	Christopher Gale, 646-201-5431
Michael Pollock, 415-896-5862

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000’s except for per share data)
Unaudited

		Three Months Ended
		April 3, 2009		March 28, 2008
Net sales	100%	$18,283	100%	$17,960
Cost of sales	43%	7,944	57%	10,205
Gross profit	57%	10,339	43%	7,755
Selling, general and administrative expenses:
General and administrative	23%	4,282	25%	4,441
Marketing and selling	32%	5,779	36%	6,467
Research and development	8%	1,412	10%	1,718
Loss on settlement of pre-existing distribution arrangement	0%	—	21%	3,850
Total selling, general and administrative expenses:	63%	11,473	92%	16,476
Operating loss	-6%	(1,134)	-49%	(8,721)
Other income (expense):
Interest income	0%	3	0%	28
Interest expense	-1%	(233)	-1%	(201)
Gain on foreign currency	0%	75	1%	128
Other income, net	0%	63	0%	84
Other (expense) income, net	-1%	(92)	0%	39
Loss before provision for income taxes	-7%	(1,226)	-48%	(8,682)
Provision for income taxes	2%	436	1%	258
Net loss	-9%	$(1,662)	-50%	$(8,940)
Loss per share:
Basic and diluted		$(0.06)		$(0.30)
Weighted average shares outstanding:
Basic and diluted		29,641		29,488

STAAR Surgical Company
Global Sales
 (in 000’s)
Unaudited

	Three Months Ended
Geographic Sales	April 3, 2009	March 28, 2008	% Change
United States	$4,238	$4,524	-6%
Germany	6,125	6,440	-5%
Japan	3,535	2,811	26%
Korea	986	747	32%
Other	3,399	3,438	-1%
Total
International Sales	14,045	13,436	5%
Total Sales	$18,283	$17,960	2%
Product Sales
IOLs	$8,146	$7,948	2%
ICLs	$5,065	$4,279	18%
Other	5,072	5,733	-12%
Total	$18,283	$17,960	2%

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000’s)
Unaudited

	April 3, 2009	January 2, 2009
Cash and cash equivalents	$3,722	$4,992
Short-term investments	—	179
Accounts receivable trade, net	7,883	8,422
Inventories	16,301	16,668
Prepaids, deposits, and other current assets	2,474	2,009
Total current assets	30,380	32,270
Property, plant, and equipment, net	5,629	5,974
Intangible assets, net	5,162	5,611
Goodwill	7,545	7,538
Other assets	1,140	1,189
Total assets	$49,856	$52,582
Accounts payable	$5,910	$6,626
Line of credit	2,020	2,200
Deferred income taxes - current	282	282
Obligations under capital leases - current	965	989
Other current liabilities	11,325	11,366
Total current liabilities	20,502	21,463
Notes payable - long-term, net of discount	4,482	4,414
Obligations under capital leases - long-term	885	1,335
Deferred income taxes - long-term	872	897
Other long-term liabilities	1,949	1,678
Total liabilities	28,690	29,787
Series A redeemable convertible preferred stock	6,772	6,768
Common stock	301	295
Additional paid-in capital	139,878	138,811
Accumulated other comprehensive income	1,768	2,812
Accumulated deficit	(127,553)	(125,891)
Total stockholders’ equity	14,394	16,027
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$49,856	$52,582

STAAR Surgical Company
    Condensed Consolidated Statements of Cash Flows
    (in 000’s)
    Unaudited

	Three Months Ended
	April 3, 2009	March 28, 2008
Cash flows from operating activities:
Net loss	$(1,662)	$(8,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	575	802
Amortization of intangibles	197	250
Amortization of discount	68	59
Fair value adjustment of warrant	(50)	(24)
Loss on disposal of property and equipment	2	75
Stock-based compensation expense	608	438
Loss on settlement of pre-existing distribution arrangement	—	3,850
Pension accounting	64	—
Other	3	51
Changes in working capital, net of business acquisition:
Accounts receivable	273	(1,442)
Inventories	(56)	1,984
Prepaids, deposits and other current assets	(72)	(828)
Accounts payable	(120)	284
Other current liabilities	(278)	71
Net cash used in operating activities	(448)	(3,370)
Cash flows from investing activities:
Cash acquired in acquisition of Canon Staar, net of acquisition costs	—	2,743
Acquisition of property and equipment	(154)	(234)
Proceeds from sale of property and equipment	38	—
Proceeds from sale of short-term investments	—	33
Net change in other assets	(24)	(1)
Net cash provided by (used in) investing activities	(140)	2,541
Cash flows from financing activities:
Borrowings under lines of credit	—	940
Repayments of lines of credit	—	(940)
Repayment of capital lease lines of credit	(282)	(152)
Net cash used in financing activities	(282)	(152)
Effect of exchange rate changes on cash and cash equivalents	(400)	608
Decrease in cash and cash equivalents	(1,270)	(373)
Cash and cash equivalents, at beginning of the period	4,992	10,895
Cash and cash equivalents, at end of the period	$3,722	$10,522

STAAR Surgical Company
GAAP Reconciliation Tables
(in 000’s)
Unaudited

	Three Months Ended
	April 3, 2009	March 28, 2008
Adjusted EBITDA
Net loss	(1,662)	(8,940)
Income taxes	436	258
Interest income	(3)	(28)
Interest expense	233	201
Depreciation	575	802
Amortization	197	250

EBITDA	(224)	(7,457)

Stock-based compensation	608	438
Cost of sales	—	1,500
Loss on settlement of pre-existing distribution arrangement	—	3,850
Adjusted EBITDA	384	(1,669)

		April 3, 2009

Sales in Constant Currency	As Reported	Effect of Currency	Ex-Currency	March 28, 2008
US	4,238	—	4,238	4,524
International	14,045	(598)	14,643	13,436
Total	18,283	(598)	18,881	17,960

	Q1 2009 vs. Q1 2008
	As Reported		Ex-Currency
Sales in Constant Currency	$ Change	% Change	$ Change	% Change
US	(286)	-6%	(286)	-6%
International	609	5%	1,207	9%
Total	323	2%	921	5%

Statement of Operations	% of Sales	April 3, 2009	% of Sales	As Reported March 28, 2008
Net sales	100%	$18,283	100%	$17,960
Cost of sales	43%	7,944	57%	10,205
Gross profit	57%	10,339	43%	7,755
Selling, general and administrative expenses:
General and administrative	23%	4,282	25%	4,441
Marketing and selling	32%	5,779	36%	6,467
Research and development	8%	1,412	10%	1,718
Loss on settlement of pre-existing distribution arrangement		—	21%	3,850
Total selling, general and administrative expenses:	63%	11,473	92%	16,476
Operating loss	-6%	(1,134)	-49%	(8,721)
Other income (expense):
Interest income	0%	3	0%	28
Interest expense	-1%	(233)	-1%	(201)
Gain on foreign currency	0%	75	1%	128
Other income, net	0%	63	0%	84
Total other (expense) income, net	-1%	(92)	0%	39
Loss before provision for income taxes	-7%	(1,226)	-48%	(8,682)
Income tax provision	2%	436	1%	258
Net loss	-9%	$(1,662)	-50%	$(8,940)
Loss per share:
basic and diluted		$(0.06)		$(0.30)
Weighted average shares outstanding: basic and diluted		29,641		29,488

Statement of Operations	Purchase A/C Chgs	Ex Purchase A/C Chgs	% of Sales
Net sales	$—	$17,960	100%
Cost of sales	(1,500)	8,705	48%
Gross profit	1,500	9,255	52%
Selling, general and administrative expenses:
General and administrative	—	4,441	25%
Marketing and selling	—	6,467	36%
Research and development	—	1,718	10%
Loss on settlement of pre-existing distribution arrangement	(3,850)	—	0%
Total selling, general and administrative expenses:	(3,850)	12,626	70%
Operating loss	5,350	(3,371)	-19%
Other income (expense):			0%
Interest income	—	28	0%
Interest expense	—	(201)	-1%
Gain on foreign currency	—	128	1%
Other income, net	—	84	0%
Total other (expense) income, net	0	39	0%
Loss before provision for income taxes	5,350	(3,332)	-19%
Income tax provision	—	258	1%
Net loss	$5,350	$(3,590)	-20%
Loss per share: basic and diluted	$0.18	$(0.12)
Weighted average shares outstanding: basic and diluted	29,488	29,488